MathStar Announces Proposed Public Offering of Common Stock

      HILLSBORO, Ore., May 10 /PRNewswire-FirstCall/ -- MathStar, Inc. (Nasdaq:
MATH), a fabless semiconductor company specializing in high-performance programmable logic, announced today that it intends to offer subject to market and other conditions, approximately $25 million of its common stock pursuant to an effective shelf registration statement in an underwritten public offering. MathStar also intends to grant the underwriters a 30-day option to purchase up to 15 percent of the number of shares sold in the offering to cover over-allotments, if any. All of the shares in the offering are to be sold by MathStar, and the company expects to close on the offering in mid-June 2007.

      MDB Capital Group, LLC is acting as the lead manager for the offering. A registration statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. The offering may be made only by means of a prospectus supplement and the accompanying prospectus. A copy of the prospectus and, when available, the preliminary prospectus supplement related to this offering may be obtained by contacting MDB Capital Group, LLC, 401 Wilshire Boulevard, Suite 1020, Santa Monica, California 90401 (telephone (310) 526-5000).

      This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities, nor shall there be any sale of these securities, in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

      About MathStar, Inc.
      MathStar is a fabless semiconductor company offering best-in-class, high performance programmable logic solutions. MathStar's Field Programmable Object Array (FPOA) can process arithmetic and logic operations at clock rates at 1 gigahertz, which is up to four times faster than even the most advanced FPGA architectures in many applications. MathStar's Arrix family of FPOAs are high-performance programmable solutions that enable customers in the machine vision, high-performance video, medical imaging, security & surveillance and military markets to rapidly and cost effectively innovate and differentiate their products. FPOAs are available now and are supported by development tools, IP libraries, application notes and technical documentation. For more information, please visit www.mathstar.com.

      Statements in this press release, other than historical information, may be "forward-looking" in nature within the meaning of Section 21E the Private Securities Litigation Reform Act of 1995 and are subject to various risks, uncertainties and assumptions. These statements are based on management's current expectations, estimates and projections about MathStar and its industry and include, but are not limited to, those set forth in the section of MathStar's Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 14, 2007 under the heading "Risk Factors." MathStar undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

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SOURCE  MathStar, Inc.
    -0-                             05/10/2007
    /CONTACT: James. W. Cruckshank, Vice President, Administration and Chief Financial Officer, +1-503-726-5500/
    /Web site:  http://www.mathstar.com /